Exhibit 10.1

EXCLUSIVE AGENCY AGREEMENT

THIS EXCLUSIVE AGENCY AGREEMENT (this “Agreement”), is made and entered into this 1th day of October 2006, by and between CREATIVE INSURANCE MANAGERS, INC. (hereinafter “Agent”), a corporation organized and existing under the laws of the State of Georgia, having its principal offices at 3855 Shallowford Road Marietta, GA 30062, and SUBCONTRACTING CONCEPTS, INC. (hereinafter “Customer”), a corporation organized and existing under the laws of the State of New York, having its principal offices at 1 Lawrence Street, Glens Falls, NY 12801. This Agreement replaces the prior Agency Agreement that was entered into on April 4, 2002.

WHEREAS, Agent is in the business of obtaining insurance products and related services for its customers and has experience and expertise in the brokerage and procurement of insurance products and related services for the benefit of its customers; and

WHEREAS, Customer wishes to appoint Agent as its exclusive agent for the brokerage, analyses and procurement of all types of insurance coverage which may be beneficial to Customer in the operation of its business enterprise;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.

GENERAL TERMS OF RETENTION

This Agreement is a master agreement under which Agent shall act as Customer’s exclusive agent to broker and procure insurance Products and provide other such Services subject to the terms and conditions set forth in this Agreement. Customer hereby appoints Agent and Agent hereby accepts such appointment as Customer’s exclusive agent and representative for the purpose of brokering and procuring, on behalf of Customer, insurance Products and Services necessary or advisable for the operation of Customer’s business. Agent agrees to provide Customer with the Products and Services set forth in one or more written schedules, in a form substantially similar to Exhibit A attached hereto (the “Schedule(s)”) within the ability of the Agent and provided such Products and Services are readily available for the Customer in the marketplace which may or may not preclude Agent to be successful in securing the Scheduled product lines shown in Exhibit A for the Customer. A Schedule shall include and refer to this Agreement and specify the Products and Services to be procured and performed by Agent and to be paid for by Customer. Schedules shall, once executed, become a part of, and subject to the terms and conditions of, this Agreement, and shall provide a fee or commission for accomplishment of this work.

Section 2.

DUTIES AND REPRESENTATIONS OF PARTIES

2.1	Duties and Representations of Agent.

2.1.1	Agent shall commit and utilize sufficient resources to perform and complete its duties under this Agreement as shall be reasonably necessary.

2.1.2	Agent shall perform all Services hereunder in a professional and efficient manner. Agent further agrees that the Services provided will be performed by employees or sub-agents qualified to perform such Services and that the Services performed will be of a quality conforming to standards generally accepted in Agent’s industry.

2.1.3	All Services will be performed as required by any Schedule and completed in a manner that conforms to the Schedule’s specifications.

2.1.4	The commitment to provide such services does not represent a warranty or guarantee on the part of the Agent to the successful implementation or placement of any of the Products or Services listed in the Schedule.

2.2	Duties and Representations of Customer.

2.2.1.	Customer shall timely provide Agent with such information and documentation as Agent may reasonably request, including Customer’s written authorization for the release of information from third-parties, to enable Agent to perform its obligations under this Agreement and any Schedule hereunder.

2.2.2.	Without limiting the generality of Section 2.2.1 above, Customer agrees to provide Agent with timely, accurate and complete information which Agent deems necessary for the assessment of Customer’s insurability, risk, retention, scope of coverage(s) and premium issues, including but not limited to, Customer’s claim and loss history, financial condition and creditworthiness.

2.2.3.	In performing its duties under this Agreement and any Schedule hereunder, Agent shall have the authority to deal directly with, solicit, make application for, negotiate and acquire, on Customer’s behalf, those Products specified in any Schedule from any insurer offering such Products which Agent may reasonably deem capable of providing same.

2.2.4.	Customer agrees to timely pay all premiums and other charges, in accordance with the terms imposed by the insurer issuing any binder, policy or contract of insurance brokered or procured by Agent pursuant to any Schedule hereunder. Customer further agrees to do all other things necessary to maintain and keep such contracts and policies of insurance in full force and effect during their respective terms.

Section 3.

TERM, TERMINATION AND DEFAULT

3.1	Term. The initial term of this Agreement (the “Initial Term”) shall commence upon the execution of this Agreement, and shall continue in full force and effect for a period of seven months (October 1, 2006 to April 30, 2007) from the date hereof. Thereafter, the terms of this Agreement shall automatically renew for another one (1) year term, (each, a “Renewal Term”; the Initial Term and any and all Renewal Terms collectively, the “Term”) unless either party shall give written notice to the other party of its intention to terminate this Agreement no later than 90 days prior to the expiration of the then current Term. In the event that this Agreement expires prior to the completion of all Services under outstanding Schedules, the terms of this Agreement will continue to govern the performance of such Services.

3.2	Termination by Customer. Customer may terminate this Agreement in the event of a Default by Agent, or the Schedule under which such Default has occurred, which Default is not cured by Agent in accordance with the terms hereof.

3.3	Termination by Agent.

3.3.1	In the event of a Default by Customer, Agent may terminate the Schedule under which such Default has occurred, which Default is not cured by Customer in accordance with the terms hereof.

3.4	Default Defined. Either party may be declared in default (“Default”) of this Agreement if (a) it breaches any material provision hereof and fails within thirty (30) days after receipt of written notice of default to correct such breach or to commence corrective action reasonably acceptable to the other party and proceed with due diligence to completion; or (b) it becomes insolvent, makes an assignment for the benefit of its creditors, a receiver is appointed or a petition in bankruptcy is filed with respect to the party and is not dismissed within thirty (30) days. In the event of a Default, the non-defaulting party may terminate this Agreement.

3.5	Termination Payment. In the event of a termination of this Agreement by Customer pursuant to Section 2.2 above, Agent shall be entitled to receive payment for all Products and Services performed up to the effective date of termination at the applicable rates set forth in the applicable Schedules.

Section 4.

FEES AND COMMISSIONS; PAYMENT

4.1	Compensation. Agent shall be compensated for all Products brokered and Services performed within the scope of this Agreement as set forth in the applicable Schedule(s) or negotiated with applicable insurance or service provider.

Section 5.

CONFIDENTIAL INFORMATION

The parties shall execute that certain Confidentiality and Non-Disclosure Agreement, in the form attached hereto as Exhibit B, for the Term of this agreement.

Section 6.

INJUNCTIVE RELIEF

The parties acknowledge that violation of the provisions of Section 5 “Confidential Information” would cause irreparable harm to the non-breaching party which is not adequately compensable by monetary damages. In addition to other relief, it is agreed that the non-breaching party shall be entitled to seek injunctive relief from a court of competent jurisdiction to prevent any actual or threatened violation of such provisions, and the parties will waive any requirement for the securing or posting of any bond in connection with such injunctive relief.

Section 7.

LIMITATION OF LIAIBLITY

7.1	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AGENT MAKES NO WARRANTY, EXPRESSED OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE PRODUCTS OR SERVICES RENDERED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

7.2	Total Liability. Agent’s liability hereunder for damages derived or caused from the negligence of the Agent for any claim arising out of this Agreement or the brokerage of any Products or performance of any Services hereunder shall not exceed the total amount paid to Agent for those Products or Services defined in the Schedule.

7.3	Indemnification. Agent shall have no liability to Customer for Products brokered or procured under this Agreement or Schedule hereunder. Customer assumes all risk related to the issuance, delivery, scope and extent of coverage afforded by and performance of the Products procured pursuant to this Agreement. Agent shall have no obligation or liability to perform any duty or pay any premium or charge owed by Customer in connection with the issuance, delivery or performance of any policy or contract of insurance brokered pursuant with this Agreement. Accordingly, Customer agrees to fully indemnify and hold Agent harmless from any demands, claims or suits by any third party for losses, liabilities, damages, costs or expenses (including, without limitation, attorney’s fees) arising out of or related to any Products or Services. The foregoing indemnity obligation shall survive the expiration or termination of the Term, regardless of the reason for, manner or method of same.

Section 8.

ARBITRATION

Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement shall be finally determined and settled by binding arbitration in accordance with the then applicable Commercial Rules of the American Arbitration Association by one or more neutral arbitrators having some experience in the insurance industry appointed in accordance with said Rules, and judgment upon the award rendered by the arbitrator(s) shall be final, binding and non-appealable, and may be entered in any court of competent jurisdiction. Any award rendered by the arbitrators shall be accompanied by a written opinion giving the reasons for the award. Limited civil discovery shall be permitted including interrogatories, production of documents and the taking of depositions. The expenses of arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and legal staff. Any such arbitration will be conducted in the City of Atlanta. The law governing such arbitration shall be the law of the State of Georgia. Notwithstanding anything to the contrary, arbitration is waived and an exception to the parties; agreement to arbitrate shall exist where (a) Agent, at its option, brings an action in a court in any appropriate forum, to collect monies claimed by Agent to be owing to it under this Agreement, or (b) either party brings an action for injunctive relief. Except where clearly prevented by the area of dispute, both parties agree to continue performing their respective obligations under this Agreement, including, without limitation, payment obligations, while the dispute is being resolved.

Section 9.

MISCELLANEOUS

9.1.	Assignment Rights. This Agreement shall be binding upon and shall inure to the benefit of Agent and its successors and assigns, including any corporate affiliate or successor of Agent. Customer may not assign, or otherwise transfer its rights under this Agreement to any other person, firm or entity, without Agent’s prior written consent.

9.2.	Notice. Any notice to be given to a party in connection with this Agreement shall be in writing addressed t o such party at the address set forth on the first page of this Agreement (the “Notice Address”), which Notice Address may be changed from time to time by such addressee by notice thereof to each of the other addressed as herein provided. Any such notice shall be deemed effectively given to a party upon the first to occur of (a) the third (3rd) business day following the date on which it is mailed to such party by first class certified United States mail, postage prepaid, addressed to such party at such party’s Notice Address, or (b) the date on which it is actually delivered to such party’s Notice Address properly addressed to such party (whether delivered by mail, courier, facsimile transmission or otherwise) if such date is a business day and such delivery is made prior to 5:30p.m., local time at such address, on such business day, or if the date of such delivery is not a business day or such delivery is made after 5:30 p.m., on the next business day following the date of delivery. Transmission by facsimile shall be confirmed by telephone to the addressee at the time of transmission.

9.3.	Entire Agreement. Except for any and all Schedules hereto, this Agreement constitutes the entire agreement between Agent and Customer with respect to Agent’s performance of the Services and Projects. This Agreement contains the entire and integrated agreement by and between Agent and Customer concerning the subject hereof, which agreement supercedes all prior oral or written agreements, negotiations and representations concerning the subject matter hereof or the transactions contemplated herein. No amendment, change or modification hereof or supplement hereto shall be valid or binding unless same is in writing and signed by Agent and Customer. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced.

9.4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to principles of conflicts of law.

9.5.	Consent to Jurisdiction. Subject to the provisions of Section 8 (Arbitration) hereof, each of the parties hereto (a) irrevocably submits to the jurisdiction of the state courts of the State of Georgia and to the jurisdiction of the United State District Court for the Northern District of Georgia, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof, brought by any party pursuant to the terms and conditions of this Agreement, (b) hereby waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or other proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the suit, action or other proceeding is brought in an inconvenient forum, that the venue of the suit, action nor other proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such Georgia state or federal court. Final judgment against any party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or other proceeding on the judgment, or in any manner provided by or pursuant to the applicable laws of such other jurisdiction.

9.6.	Remedies. No remedy afforded to the Agent in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to Agent at law or in equity. The failure of Agent at any time or times to require performance of any provision hereof shall in no manner affect the right, at a later time, to enforce such provision.

9.7.	Independent Agents. Agent’s relationship with Customer shall, during the Term hereof, be solely that of independent contractor. This Agreement is not intended to create, nor shall it be construed as creating a partnership, agency or joint venture between Agent and Customer.

9.8.	Authority to Contract. Each party represents that it has the full power and authority to execute, deliver and perform this Agreement and to convey the rights herein conveyed. Each party further represents that this Agreement does not conflict with or violate any agreement, covenant or restriction by or to which such party or its assets is bound. Each party further represents that it has not entered into any agreements that would conflict with its obligations hereunder or would render it incapable of satisfactorily performing hereunder.

9.9.	No Waiver. Neither party shall, by mere lapse of time, without giving notice thereof, be deemed to have waived any breach by the other party of any terms or provisions of this Agreement. The waiver by either party of any such breach shall not be construed as a waiver of subsequent breaches or as a continuing waiver of such breach.

9.10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be one and the same instrument.

9.11.	Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference only and in no way define, limit or describe the scope and intent of this Agreement or any provision thereof.

9.12.	Force Majeure. It is expressly agreed that each party’s performance will be excused and the time for performance will be extended for the period of delay or inability to perform resulting from acts or conditions beyond its reasonable control or without its fault or negligence. Such acts or causes shall include, but not be limited to, acts of God, failure or delays in transportation and communication; failure to act or delays caused by governmental authorities and delays in obtaining the governmental approvals for visas.

9.13.	Section Headings. Section Headings have been included in this Agreement merely for convenience or reference. They are not to be considered part of, or to be used in interpreting this Agreement.

9.14.	Document Priority. In the event of any conflict among the provisions of this Agreement and any Schedule hereto, unless such conflict is expressly noted in a Schedule and agreed to in writing by Customer, the conflicting provisions shall govern in the following order: (i) this Agreement, (ii) the Schedule(s).

9.15.	Survival of Terms. The provisions contained in this Agreement that by their context are intended to survive termination or expiration will survive.

9.16.	Acknowledgement. THIS AGREEMENT SHALL BE CONSTRUED WITHOUT REGARD TO THE PARTY OR PARTIES RESPONSIBLE FOR THE PREPARATION OF THE SAME AND SHALL BE DEEMED AS PREPARED JOINTLY BY THE PARTIES HERETO. ANY AMBIGUITY OR UNCERTAINTY EXISTING HEREIN SHALL NOT BE INTERPRETED OR CONSTRUED AGAINST ANY PARTY HERETO ON THE BASIS OF HAVING DRAFTED THE AGREEMENT. EACH OF THE PARTIES STATES THAT IT HAS READ EACH OF THE PARAGRAPHS OF THIS AGREEMENT, HAS HAD THE OPPORTUNITY TO AVAIL ITSELF OF LEGAL COUNSEL OF ITS CHOICE DURING NEGOTIATIONS OF THIS AGREEMENT, AND IS FREELY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT UNDER NO DURESS AND THAT IT UNDERSTANDS THE SAME AND UNDERSTANDS THE LEGAL OBLIGATIONS THEREBY CREATED.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representative.

AGENT:
CREATIVE INSURANCE MANAGERS, INC.

/s/ Phillip A. Williams
Phillip A. Williams, President

CUSTOMER:
SUB-CONTRACTING CONCEPTS, INC.

/s/ Steven Rothman
Steven Rothman, CEO, Coach Industries Group, Inc.

EXHIBIT A

SCHEDULE NO. 1

Pursuant to the Exclusive Agency Agreement between Creative Insurance Managers, Inc. (“Agent”) and Sub-Contracting Concepts, Inc. (the “Customer”), dated October 1, 2006 (the “Agreement”), the following Products and/or Services are hereby authorized by the Customer and agreed to be procured and/or performed by Agent, in accordance with the Agreement.

1.	Product and/or Services:

Occupational Accident;

Contract Liability (a/k/a Contingent Worker’s Compensation);

Worker’s Compensation;

2.	Fees and Commissions:

Agent will receive its negotiated commission for each Product or Service pursuant to the underwriting carriers’ established rates, policies and practices.

3.	Schedule:

Accepted and agreed:

I It is expressly understood and agreed by Customer and Agent that (a) the terms and conditions of the Agreement are incorporated herein by reference, (b) this Schedule will be deemed an amendment to and part of the Agreement, and (c) in the event of any conflict between the provisions of this Schedule and the Agreement, the provisions of the Agreement will govern.

AGENT:
CREATIVE INSURANCE MANAGERS, INC.

Phillip A. Williams, President

CUSTOMER:
SUB-CONTRACTING CONCEPTS, INC.

Steven Rothman, CEO, Coach Industries Group, Inc.

EXHIBIT B

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Confidentiality and Non-Disclosure Agreement (the “Agreement”) is made by and between Creative Insurance Managers, Inc. (“Agent”) and Sub-Contracting Concepts, Inc. (“Customer”) and shall remain in force for the Term of this Agreement.

1.	In connection with the consideration of a possible engagement between the Customer and Agent, the Customer or its Representatives (as such term is defined herein) and Agent will furnish to each other, Confidential Information (as such term is defined herein) related to the business and operations of the Customer and Agent, respectively. As used herein, the term “Representatives” shall mean, the Customer’s directors, officers, employees, agents, consultants, advisors, or other representatives including legal counsel, accountants and financial advisors.

2.	The Customer and Agent acknowledge the confidential and proprietary nature of the Confidential Information, agree to hold and keep the same as provided in this Agreement, and otherwise agree to each and every restriction and obligation in this Agreement.

3.	As used in this Agreement, the term “Confidential Information” means and includes any and all:

a.	Trade secrets concerning the business and affairs of either party, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past current, and planned research and development, current and planned manufacturing or distribution methods and processes, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of Georgia law;

b.	non-public personal information concerning the Customer’s or Agent’s customers, which information shall include, without limitation, non-public personal financial information and non-public health information concerning such Customer customers; and

c.	information concerning the business and affairs of each party (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented, that has been or may hereafter be provided or shown to the receiving party or its Representatives or is otherwise obtained from review of documents or property or discussion with the disclosing party or its Representatives by the receiving party or its Representatives (including current or prospective financing sources) irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries, and other material prepared by the receiving party or its Representatives containing or based, in whole or in part, on any information included in the foregoing. In the case of trade secrets, both parties hereby waive any requirement that the party disclosing the trade secret submit proof of the economic value of any trade secret or post a bond or other security

4.	The Confidential Information is being furnished without liability on the part of either party or any of their respective Representatives. This Agreement creates no obligation on the part of either party to furnish any information to the other party. However, the actual dissemination of Confidential Information pursuant to the terms of this Agreement shall serve as consideration for the covenants made hereunder.

5.	Each party agrees on its own behalf, and agrees to cause its Representatives:

a.	to maintain the confidentiality of the Confidential Information:

b.	not to use or allow the use of any portion of such Confidential Information for any purpose (other than evaluating a possible engagement between the parties, brokering the procurement of any Product for the Customer or the customer’s client or performing any of the Services provided for by the Schedule(s).

c.	not to disclose or allow disclosure to others of any portion of the Confidential Information provided to it, except to those of its Representatives who need to know such Confidential Information for the purpose of evaluating a possible engagement between the parties and who are made aware of, and who agree to be bound by, the terms of this Agreement (collectively, the “Permitted Representatives”) and then only for the purpose described in clause (b) above;

d.	not to disclose or allow disclosure to persons other than the Permitted Representatives that Confidential Information (the term “person” to be broadly interpreted to include, without limitation, any individual, corporation, estate, group, limited liability company, partnership, trust or other entity);

e.	not to make or allow to be made copies of or otherwise reproduce the Confidential Information provided to it, except as reasonably required in connection with evaluating a possible engagement between the parties, brokering the procurement of any Product, or performing any of the Services provided for by the Schedule(s) or as permitted with the specific prior written consent of the disclosing party; and

f.	within ten (10) business days of a request by the disclosing party, to destroy all of the Confidential Information provided to the receiving party in written form, including all copies thereof and any works derived there from or containing Confidential Information and to certify to such destruction, such certification, at the request of the disclosing party, specifically listing all such Confidential Information destroyed.

6.	All of the foregoing obligations and restrictions do not apply to that part of the Confidential Information that the receiving party demonstrates (a) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or the receiving party’s Representatives or (b) was available, or becomes available, to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the disclosing party or a disclosing party Representative, but only if (i) the source of such information is not bound by the Confidentiality Agreement with disclosing party or is not otherwise prohibited from transmitting the information to the receiving party or the receiving party’s Representatives by a contractual, legal, fiduciary, or other obligation and (ii) the receiving party provides disclosing party with written notice of such prior possession either (A) prior to the execution and delivery of this Agreement or (B) if the receiving party later becomes aware of (through disclosure to the receiving party or otherwise through the receiving party’s work on the engagement) any aspect of the Confidential Information of which the receiving party had prior possession, promptly upon the receiving party becoming aware of such aspect.

7.	In the event that the parties or their respective Representatives, is, in the opinion of legal counsel, required by legal process, law or regulation to disclose any portion of the Confidential Information provided to it, such party shall provide the other party with prompt written notice of such requirement as far in advance of the proposed disclosure as possible so that the other party (at its expense) may either seek a protective order or other appropriate remedy which is necessary to protect its interests or waive compliance with the non-disclosure provisions of this Agreement to the extent necessary (provided that one or the other be done). Each of the parties and their respective Representatives shall cooperate in all reasonable respects with each other in seeking to prevent or limit disclosure and, in the event a protective order or other remedy is not obtained, the party being required to make disclosures will limit the disclosure to the information actually required to be disclosed, provided that such party shall not be required to incur any out-of-pocket costs in complying with this paragraph.

8.	Each of the parties shall indemnify and hold the other party and its Representatives harmless from any damages, loss, cost, or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by the receiving party or its Representatives of the Confidential Information or other violation of this Agreement. In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this Agreement by the receiving party or its Representatives and any such breach would cause the disclosing party irreparable harm, the receiving party also agrees that, in the event of any breach or threatened breach of this Agreement, the disclosing party will also be entitled, without the requirement of posting a bond or other security, to equitable, relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or in equity to the disclosing party.

9.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any of the covenants or provision of this Agreement are determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this Agreement.

10.	This Confidentiality Letter Agreement shall be governed by the laws of the State of Georgia without regard to conflicts of laws or principles.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

AGENT:
CREATIVE INSURANCE MANAGERS, INC.

/s/ Phillip A. Williams
Phillip A. Williams, President

CUSTOMER:
SUB-CONTRACTING CONCEPTS, INC.

/s/ Steven Rothman
Steven Rothman, CEO, Coach Industries Group, Inc.